EXHIBIT 99.1

USA Truck Reports Fourth Quarter 2019 Results

•	4Q 2019 loss per diluted share of ($0.56) versus 4Q 2018 earnings per diluted share of $0.64
•	4Q 2019 adjusted loss per diluted share(a) of ($0.52) versus 4Q 2018 adjusted earnings per diluted share(a) of $0.68
•	4Q 2019 Trucking operating revenue (before intersegment eliminations) decreased 7.8% to $92.1 million from $99.9 million in 4Q 2018

Van Buren, AR – January 30, 2020 – USA Truck Inc. (NASDAQ: USAK), a leading capacity solutions provider, today announced its financial results for the three and twelve months ended December 31, 2019.

For the quarter ended December 31, 2019, consolidated operating revenue was $124.1 million compared to $141.1 million for the prior-year period.  Base revenue, which excludes fuel surcharge revenue, was $108.7 million compared to $124.3 million for the 2018 period.  The Company reported a  net loss of ($4.8) million, or ($0.56) per diluted share for the fourth quarter 2019 and adjusted net loss(a) of ($4.5) million, or ($0.52) per diluted share, compared to net income of $5.3 million, or $0.64 per diluted share and adjusted net income(a) of $5.7 million, or $0.68 per diluted share for the same quarter in 2018.  The Company's fourth quarter 2019 consolidated operating ratio was 102.9%, compared to 93.8%  in the comparable 2018 quarter.

President and CEO James Reed commented, "Our results were meaningfully impacted by the difficult freight market during the fourth quarter of 2019.  The soft spot market and widely reported supply-demand imbalance affected both our contract and spot market opportunities during the quarter.  Market rates remained pressured during the quarter and shippers allocated large portions of their freight spend to the lowest cost alternatives.  Adding to the near term pressures were organizational changes we expect will enhance our business in the long term, but which resulted in our experiencing the effects of a tough market more severely than our peers.  Those organizational changes reflect our execution on key initiatives discussed in prior quarters, including:

•

Regionalization – during the fourth quarter, we on-boarded all four regional leaders, who are focused on building out our regional teams, training our people, and improving operational processes.  Our regional service centers / terminals are in different stages of progress, and we expect to have Atlanta, GA functioning as a market region in the first quarter of 2020; Carlisle, PA completed in second quarter 2020; and Dallas, TX up and running later in the year as well.

•

Technology – we have invested in technology upgrades – upgrading our transportation management system, deploying a best-in-class electronic logging device system that integrates with our existing tech environment, and entering into strategic partnerships with third party providers to enhance our capabilities in both Trucking and USAT Logistics.

•

Cost Control – during the quarter we completed a reduction in force of approximately 8% of our non-driver support staff – to help offset the significant market headwinds.  Continued identification of cost savings opportunities is an essential element of our 2020 operating plan.

The fourth quarter was particularly tough for our logistics business which experienced lower volumes and margins given the turmoil in the broader industry.  We are committed to growing and returning USAT Logistics to its profitable trajectory through intense focus on increasing load count, using technology partners to proactively book and manage freight, and expanding our presence in higher touch freight modes where we are very successful.

The fourth quarter was challenging, but we are encouraged by the progress and momentum gained over the last month and a half, specifically in our Trucking operations.  January has begun with what we believe is a positive market inflection – customer bid activity and freight volumes are improved over recent trends.  We have also increased our win percentage in the bid process including recent dedicated contracts, which speaks to our customers’ confidence in the changes we are making.  As the market improves and our self-help efforts continue to gain momentum, we believe the future of USA Truck is bright.”

Trucking:  For the fourth quarter of 2019, Trucking operating revenue (before intersegment eliminations) decreased $7.8 million, or 7.8%, to $92.1 million, compared to the fourth quarter of 2018.  Trucking operating loss of  ($2.6)  million for the 2019 period, reflected an operating ratio of 102.8%, compared to operating income of $7.4 million and an operating ratio of 92.6% for the fourth quarter of 2018.  This represents a decrease of $10.0 million year over year in operating income and a 1,020 basis point decline in operating ratio.  Trucking adjusted operating loss(a) was ($2.2) million for the 2019 period, reflecting an adjusted operating ratio(a) of 102.7%, compared to an adjusted operating income(a) of $7.6 million and an adjusted operating ratio(a) of 91.3% for the comparable 2018 period.  This represents a decrease of $9.8 million year over year in adjusted operating income(a) and a 1,140 basis point decline in adjusted operating ratio(a).

Trucking operations delivered the following results during the fourth quarter:

•

Base revenue per available tractor per week decreased $284 per week, or 8.2%, compared to the fourth quarter of 2018,  $21 per week or 0.7% sequentially, primarily due to lower volumes on committed lanes coupled with spot market pricing pressure and lower participation in expected seasonal surge opportunities in the fourth quarter.

•

Base revenue per loaded mile decreased $0.215, or 9.1% year over year, but increased $0.049, or 2.3%, sequentially.  This change was the result of increased pressure in the year over year spot market and lower participation in expected normal seasonal surge opportunities in the fourth quarter.

•	Loaded miles per available tractor per week increased 14 miles, or 1.0%, compared to the fourth quarter of 2018, and decreased by 24 miles per tractor, or 1.6% sequentially.
•	Deadhead percentage for fourth quarter 2019 improved 120 basis points year over year, but degraded 70 basis points sequentially.
•

The average seated tractor count for the fourth quarter of 2019 was 1,815, which represented a 2.8% increase compared to our fourth quarter 2018 average of 1,766,  but decreased sequentially by 47 tractors over the third quarter 2019 average of 1,862.  Average unseated tractor percentage for fourth quarter 2019 was 6.9%,  increased from 6.3% for the fourth quarter of 2018 and sequentially up from 6.5%.

USAT Logistics:  Operating revenue (before intersegment eliminations) was $33.6 million for the fourth quarter of 2019, a decrease of $10.8 million, or 24.4% year over year.  Both operating loss and adjusted operating loss(a) were  ($0.9)  million for the fourth quarter of 2019, reflecting an operating ratio of 102.8% and an adjusted operating ratio of 103.1%,  compared to operating income and adjusted operating income(a) of $1.3 million and an operating ratio of 97.1% and an adjusted operating ratio(a) of 96.8% for the comparable 2018 period.  This change represented a decrease of $2.2 million year over year in operating income and adjusted operating income(a) and a degradation of 570 basis points in operating ratio and 630 basis points in adjusted operating ratio(a) compared to the fourth quarter of 2018.

USAT Logistics operations delivered the following results during the fourth quarter 2019:

•	Gross margin dollars decreased 40.7%, or $2.6 million year over year, to $3.9 million for the fourth quarter 2019, and decreased 20.1%, or $1.0 million, sequentially.
•	Gross margin percentage for the fourth quarter of 2019 decreased 310 basis points to 11.5% when compared to 14.6% in the fourth quarter of 2018 and 70 basis points sequentially from 12.2%.
•	Revenue per load decreased 20.0%, or $326 per load year over year, and increased 2.2%, or $28 per load, sequentially.
•	Load count decreased by approximately 5.5%, or 1,500 loads year over year, and 16.5%, or 5,100 loads, sequentially.

Segment Results

The following table includes key operating results and statistics by reportable segment:

	Three Months Ended		Year Ended
	December 31,		December 31,
Trucking:	2019	2018	2019	2018
Operating revenue (before intersegment eliminations) (in thousands)	$92,127	$99,889	$377,093	$351,222
Operating (loss) income (1) (in thousands)	$(2,616)	$7,416	$(447)	$11,710
Adjusted operating (loss) income (2) (in thousands)	$(2,161)	$7,619	$1,370	$11,810
Operating ratio (3)	102.8%	92.6%	100.1%	96.7%
Adjusted operating ratio (4)	102.7%	91.3%	99.6%	96.1%
Total miles (5) (in thousands)	43,531	42,708	175,829	158,982
Deadhead percentage (6)	14.2%	15.4%	13.5%	13.9%
Base revenue per loaded mile	$2.146	$2.361	$2.156	$2.191
Average number of seated tractors	1,815	1,766	1,815	1,598
Average number of available tractors (7)	1,949	1,883	1,943	1,695
Average number of in-service tractors (8)	1,980	1,913	1,975	1,726
Loaded miles per available tractor per week	1,474	1,460	1,502	1,549
Base revenue per available tractor per week	$3,163	$3,447	$3,238	$3,394
Average loaded miles per trip	494	480	492	513

USAT Logistics:
Operating revenue (before intersegment eliminations) (in thousands)	$33,622	$44,465	$154,011	$190,992
Operating (loss) income (1) (in thousands)	$(939)	$1,297	$2,762	$9,509
Adjusted operating (loss) income (2) (in thousands)	$(932)	$1,297	$2,769	$9,684
Gross margin (9) (in thousands)	$3,852	$6,499	$22,892	$30,234
Gross margin percentage (10)	11.5%	14.6%	14.9%	15.8%
Load count (in thousands)	25.8	27.3	113.2	112.5

1)	Operating income (loss) is calculated by deducting operating expenses (before intersegment eliminations) from operating revenue (before intersegment eliminations).
2)

Adjusted operating income(a) is calculated by deducting operating expenses (before intersegment eliminations) excluding restructuring, impairment and other costs, severance costs included in salaries, wages and employee benefits, and amortization of acquisition related intangibles, net of fuel surcharge revenue from operating revenue (before intersegment eliminations), net of fuel surcharge revenue.

3)	Operating ratio is calculated as operating expenses (before intersegment eliminations) as a percentage of operating revenue (before intersegment eliminations).

4)

Adjusted operating ratio(a) is calculated as operating expenses (before intersegment eliminations) excluding severance costs included in salaries, wages and employee benefits, restructuring, impairment and other costs, and amortization of acquisition related intangibles, net of fuel surcharge revenue, as a percentage of operating revenue (before intersegment eliminations) excluding fuel surcharge revenue.

5)	Total miles include both loaded and empty miles.
6)	Deadhead percentage is calculated by dividing empty miles by total miles.
7)	Available tractors are a) all Company tractors that are available to be dispatched, including available unseated tractors, and b) all tractors in the independent contractor fleet.
8)	In-service tractors include all of the tractors in the Company fleet (Company-operated tractors) and all the tractors in the independent contractor fleet.
9)	Gross margin is calculated by deducting USAT Logistics purchased transportation expense from USAT Logistics operating revenue (before intersegment eliminations).
10)	Gross margin percentage is calculated as gross margin divided by USAT Logistics operating revenue (before intersegment eliminations).

Balance Sheet and Liquidity

As of December 31, 2019, total debt and lease liabilities was $190.6 million, total debt and lease liabilities, net of cash (“Net Debt”)(a), was $190.5 million and total stockholders' equity was $78.2 million.  Net Debt to Adjusted EBITDAR(a) for the trailing twelve months ended December 31, 2019 was 3.7x.  The Company had approximately $55.1 million available to borrow under its Credit Facility as of December 31, 2019.

Fourth Quarter 2019 Conference Call Information

USA Truck will hold a conference call to discuss its fourth quarter 2019 results on Friday, January 31, 2020 at 9:30 AM CT / 10:30 AM ET.  To participate in the call, please dial 1-844-824-3828 (U.S./Canada) or 1-412-317-5138 (International).  A live webcast of the conference call will be broadcast in the Investor Relations section of the Company's website www.usa-truck.com, under the "Events & Presentations" tab of the "Investor Relations" menu.  For those who cannot listen to the live broadcast, the presentation materials and an audio replay of the call will be available at our website, www.usa-truck.com, under the "Events & Presentations" tab of the "Investor Relations" menu, or may be accessed using the following link:  https://services.choruscall.com/links/usak200131.html.  A telephone replay of the call will also be available through February 7, 2020, and may be accessed by calling 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), or 1-412-317-0088 (International) and by referencing conference ID #10138265.

(a) About Non-GAAP Financial Information

In addition to our GAAP results, this press release also includes certain non-GAAP financial measures, as defined by the SEC.  The terms "Base Revenue", "Net Debt", "EBITDAR", "Adjusted EBITDAR", "Adjusted operating ratio", "Adjusted operating income (loss)", "Adjusted net income (loss)", and "Adjusted earnings (loss) per diluted share", as we define them, are not presented in accordance with GAAP.

The Company defines Base Revenue as operating revenue less fuel surcharge revenue and intercompany eliminations.  The Company defines Net Debt as total debt, including insurance premium financing and lease liabilities, net of cash.  The Company defines EBITDAR as net income (loss), plus interest expense net of interest income, provision for income tax expense (benefit), depreciation and amortization, and equipment rent.  The Company defines Adjusted EBITDAR as EBITDAR plus non-cash equity compensation, severance costs included in salaries, wages and employee benefits, and impairment of assets held for sale.  Adjusted operating ratio is calculated as operating expenses excluding severance costs included in salaries, wages and employee benefits, restructuring, impairment and other costs, and amortization of acquisition related intangibles, net of fuel surcharge revenue, as a percentage of operating revenue, excluding fuel surcharge revenue.  Adjusted operating income (loss) is defined as operating income (loss) excluding severance costs included in salaries, wages and employee benefits, restructuring, impairment and other costs, and amortization of acquisition related intangibles.  Adjusted net income (loss) is defined as net income (loss) excluding severance costs included in salaries, wages and employee benefits, restructuring, impairment and other costs, amortization of acquisition related intangibles, and transaction costs related to acquisition plus or minus the income tax effect of such adjustments using a statutory tax rate.  Adjusted earnings (loss) per diluted share is defined as Adjusted net income (loss) divided by the weighted average number of diluted shares outstanding during the period.  The per-share impact of each item is determined by dividing it by the weighted average diluted shares outstanding.  These financial measures supplement our GAAP results in evaluating certain aspects of our business.  We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance.  Management and the board of directors focus on Base Revenue, Net Debt, EBITDAR, Adjusted EBITDAR, Adjusted operating ratio, Adjusted operating income (loss), Adjusted net income (loss), and Adjusted earnings (loss) per diluted share as key measures of our performance and liquidity, all of which are reconciled to the most comparable GAAP financial measures and further discussed below.  We believe our presentation of these non-GAAP financial measures is useful to investors and other users because it provides them the same information that we use internally for purposes of assessing our core operating performance.

Base Revenue, Net Debt, EBITDAR, Adjusted EBITDAR, Adjusted operating ratio, Adjusted operating income (loss), Adjusted net income (loss), and Adjusted earnings (loss) per diluted share are not substitutes for their comparable GAAP financial measures, such as total debt, net income, cash flows from operating activities, operating ratio, diluted earnings per share, or other measures prescribed by GAAP.  There are limitations to using non-GAAP financial measures.  Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently.  Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business.  Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

Pursuant to the requirements of Regulation G and Regulation S-K, we have provided reconciliations of Base Revenue, Net Debt, EBITDAR, Adjusted EBITDAR, Adjusted operating ratio, Adjusted operating income (loss), Adjusted net income (loss), and Adjusted earnings (loss) per diluted share to the most comparable GAAP financial measures at the end of this press release.

Cautionary Statement Concerning Forward-Looking Statements

Financial information in this press release is preliminary and based upon information available to the Company as of the date of this press release.  As such, this information remains subject to the completion of our quarterly review procedures, and the filing of the related Quarterly Report on Form 10-Q, which could result in changes, some of which could be material, to the preliminary information provided in this press release.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements are made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995.  These statements generally may be identified by their use of terms or phrases such as "seek," "expects," "estimates," "anticipates," "projects," "believes," "hopes," "plans," "goals," "intends," "may," "might," "likely," "will," "should," "would," "could," "potential," "predict," "continue," "strategy," "future" and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ materially from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K, Quarterly Reports on Form

10-Q, and other filings with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which it is made.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information, except as required by law.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.  All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the "Company," "we," "us," "our" and words of similar expression refer to USA Truck, Inc. and its subsidiaries.

About USA Truck

USA Truck provides comprehensive capacity solutions to a broad and diverse customer base throughout North America.  Our Trucking and USAT Logistics divisions blend an extensive portfolio of asset and asset-light services, offering a balanced approach for our customers’ supply chain management, including customized truckload, dedicated contract carriage, intermodal and third-party logistics freight management services.  For more information, visit usa-truck.com or usatlogistics.com.

This press release and related information will be available to interested parties at our investor relations website, http://investor.usa-truck.com.

Jason Bates, EVP & CFO

(479) 471-2672

jason.bates@usa-truck.com

Chad Lane, Investor Relations

(479) 471-6680

chad.lane@usa-truck.com

USA TRUCK, INC.

CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME

(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(in thousands, except per share data)
Operating revenue	$124,111	$141,083	$522,631	$534,060

Operating expenses:
Salaries, wages and employee benefits	34,135	34,985	136,877	130,407
Fuel and fuel taxes	13,521	13,872	55,096	55,158
Depreciation and amortization	9,598	6,932	37,193	28,324
Insurance and claims	6,237	6,351	27,176	23,240
Equipment rent	2,459	3,055	10,174	10,840
Operations and maintenance	8,727	8,245	33,310	33,356
Purchased transportation	45,995	53,637	194,629	211,132
Operating taxes and licenses	1,197	914	4,843	3,814
Communications and utilities	1,035	785	3,488	2,849
Loss (gain) on disposal of assets, net	205	(896)	(495)	(2,361)
Impairment of assets held for sale	418	—	786	—
Reversal of restructuring, impairment and other costs	—	—	—	(639)
Other	4,139	4,490	17,239	16,721
Total operating expenses	$127,666	$132,370	$520,316	$512,841
Operating (loss) income	(3,555)	8,713	2,315	21,219

Other expenses:
Interest expense, net	1,646	1,187	6,597	3,649
Other, net	119	339	572	992
Total other expenses, net	1,765	1,526	7,169	4,641
(Loss) income before income taxes	(5,320)	7,187	(4,854)	16,578
Income tax (benefit) expense	(493)	1,862	(156)	4,374

Consolidated net (loss) income and comprehensive (loss) income	$(4,827)	$5,325	$(4,698)	$12,204

Net (loss) earnings per share:
Average shares outstanding (basic)	8,558	8,268	8,525	8,194
Basic (loss) earnings per share	$(0.56)	$0.64	$(0.55)	$1.49

Average shares outstanding (diluted)	8,558	8,288	8,525	8,218
Diluted (loss) earnings per share	$(0.56)	$0.64	$(0.55)	$1.49

GAAP TO NON-GAAP RECONCILIATIONS(a)

(UNAUDITED)

ADJUSTED (LOSS) EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION, RENT(a)

	Three Months Ended
	12/31/2019	9/30/2019	6/30/2019	3/31/2019
	(in thousands)
Net (loss) income	$(4,827)	$(1,373)	$1	$1,501
Add:
Depreciation and amortization	9,598	9,652	9,125	8,818
Equipment rent	2,459	2,427	2,568	2,720
Interest expense, net	1,646	1,615	1,595	1,741
Income tax (benefit) expense	(493)	(421)	216	542
EBITDAR(a)	8,383	11,900	13,505	15,322
Add:
Non-cash equity compensation	527	(107)	705	589
Severance costs included in salaries, wages and employee benefits	122	—	—	319
Impairment of assets held for sale	418	1	367	—
Adjusted EBITDAR(a)	$9,450	$11,794	$14,577	$16,230

ADJUSTED NET (LOSS) INCOME RECONCILIATION(a)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(in thousands)
Net (loss) income	$(4,827)	$5,325	$(4,698)	$12,204
Adjusted for:
Severance costs included in salaries, wages, and employee benefits	122	—	441	711
Reversal of restructuring, impairment and other costs	—	—	—	(639)
Amortization of acquisition related intangibles	340	203	1,383	203
Transaction costs related to acquisition	—	239	—	564
Income tax effect of adjustments	(118)	(113)	(465)	(214)
Adjusted net (loss) income(a)	$(4,483)	$5,654	$(3,339)	$12,829

ADJUSTED (LOSS) EARNINGS PER DILUTED SHARE RECONCILIATION(a)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(in thousands)
(Loss) earnings per diluted share	$(0.56)	$0.64	$(0.55)	1.49
Adjusted for:
Severance costs included in salaries, wages and employee benefits	0.01	—	0.05	0.09
Reversal of restructuring, impairment and other costs	—	—	—	(0.08)
Amortization of acquisition related intangibles	0.04	0.02	0.16	0.02
Transaction costs related to acquisition	—	0.03	—	0.07
Income tax effect of adjustments	(0.01)	(0.01)	(0.05)	(0.03)
Adjusted (loss) earnings per diluted share(a)	$(0.52)	$0.68	$(0.39)	$1.56

NET DEBT RECONCILIATION(a)

	Year Ended December 31,
	2019	2018
	(in thousands)
Total current debt and lease liabilities	$42,994	$21,727
Long-term debt, less current maturities	83,349	85,300
Leases, less current maturities	64,209	53,460
Total Debt	190,552	160,487
Less: Cash	(97)	(989)
Net Debt(a)	$190,455	$159,498

ADJUSTED OPERATING RATIO RECONCILIATION(a)

	Three Months Ended		Year Ended
	December 31,		December 31,
Consolidated	2019	2018	2019	2018
	(in thousands)
Operating revenue	$124,111	$141,083	$522,631	$534,060
Less: fuel surcharge revenue	(15,398)	(16,815)	(63,755)	(63,805)
Base revenue	$108,713	$124,268	$458,876	$470,255
Operating expense	127,666	132,370	520,316	512,841
Adjusted for:
Severance costs included in salaries, wages, and employee benefits	(122)	—	(441)	(711)
Reversal of restructuring, impairment and other costs	—	—	—	639
Amortization of acquisition related intangibles	(340)	(203)	(1,383)	(203)
Fuel surcharge revenue	(15,398)	(16,815)	(63,755)	(63,805)
Adjusted operating expense	$111,806	$115,352	$454,737	$448,761
Operating (loss) income	$(3,555)	$8,713	$2,315	$21,219
Adjusted operating (loss) income(a)	$(3,093)	$8,916	$4,139	$21,494
Operating ratio	102.9%	93.8%	99.6%	96.0%
Adjusted operating ratio(a)	102.8%	92.8%	99.1%	95.4%

	Three Months Ended		Year Ended
	December 31,		December 31,
Trucking Segment	2019	2018	2019	2018
	(in thousands)
Operating revenue	$91,694	$97,898	$375,657	$347,729
Intersegment activity	433	1,991	1,436	3,493
Operating revenue (before intersegment eliminations)	92,127	99,889	377,093	351,222
Less: fuel surcharge revenue	(11,985)	(12,798)	(49,059)	(48,122)
Base revenue	$80,142	$87,091	$328,034	$303,100
Operating expense (before intersegment eliminations)	$94,743	$92,473	$377,540	$339,512
Adjusted for:
Severance costs included in salaries, wages, and employee benefits	(115)	—	(434)	(484)
Reversal of restructuring, impairment and other costs	—	—	—	587
Amortization of acquisition related intangibles	(340)	(203)	(1,383)	(203)
Fuel surcharge revenue	(11,985)	(12,798)	(49,059)	(48,122)
Adjusted operating expense	$82,303	$79,472	$326,664	$291,290
Operating (loss) income	$(2,616)	$7,416	$(447)	$11,710
Adjusted operating (loss) income(a)	$(2,161)	$7,619	$1,370	$11,810
Operating ratio	102.8%	92.6%	100.1%	96.7%
Adjusted operating ratio(a)	102.7%	91.3%	99.6%	96.1%

	Three Months Ended		Year Ended
	December 31,		December 31,
USAT Logistics Segment	2019	2018	2019	2018
	(in thousands)
Operating revenue	$32,417	$43,185	$146,974	$186,331
Intersegment activity	1,205	1,280	7,037	4,661
Operating revenue (before intersegment eliminations)	33,622	44,465	154,011	190,992
Less: fuel surcharge revenue	(3,612)	(4,343)	(15,532)	(16,429)
Base revenue	$30,010	$40,122	$138,479	$174,563
Operating expense (before intersegment eliminations)	$34,561	$43,168	$151,249	$181,483
Adjusted for:
Severance costs included in salaries, wages, and employee benefits	(7)	—	(7)	(227)
Reversal of restructuring, impairment and other costs	—	—	—	52
Fuel surcharge revenue	(3,612)	(4,343)	(15,532)	(16,429)
Adjusted operating expense	$30,942	$38,825	$135,710	$164,879
Operating (loss) income	$(939)	$1,297	$2,762	$9,509
Adjusted operating (loss) income(a)	$(932)	$1,297	$2,769	$9,684
Operating ratio	102.8%	97.1%	98.2%	95.0%
Adjusted operating ratio(a)	103.1%	96.8%	98.0%	94.5%

USA TRUCK INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	As of December 31,
Assets	2019	2018
Current assets:	(in thousands, except share data)
Cash	$97	$989
Accounts receivable, net of allowance for doubtful accounts of $369 and $575, respectively	49,853	57,189
Other receivables	5,408	5,688
Inventories	769	722
Assets held for sale	2,542	2,611
Prepaid expenses and other current assets	7,855	7,675
Total current assets	66,524	74,874
Property and equipment:
Land and structures	33,077	32,434
Revenue equipment	309,573	280,623
Service, office and other equipment	30,235	28,094
Property and equipment, at cost	372,885	341,151
Accumulated depreciation and amortization	(124,216)	(115,766)
Property and equipment, net	248,669	225,385
Operating leases - right of use assets	11,775	—
Goodwill	5,231	4,926
Other intangibles, net	16,453	17,837
Other assets	2,058	1,003
Total assets	$350,710	$324,025
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$29,421	$23,482
Current portion of insurance and claims accruals	12,466	15,852
Accrued expenses	6,518	9,366
Current finance lease obligations	30,779	17,292
Current operating lease obligations	6,050	—
Long-term debt, current maturities	6,165	4,435
Total current liabilities	91,399	70,427
Deferred gain	80	84
Long-term debt, less current maturities	83,349	85,300
Long-term finance lease obligations	58,397	53,460
Long-term operating lease obligations	5,812	—
Deferred income taxes	24,017	23,518
Insurance and claims accruals, less current portion	9,445	9,963
Total liabilities	272,499	242,752
Stockholders' equity:
Preferred Stock, $0.01 par value; 1,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value; 30,000,000 shares authorized; issued 11,987,572 shares, and 12,011,495 shares, respectively	120	120
Additional paid-in capital	63,238	66,433
Retained earnings	73,769	78,467
Less treasury stock, at cost (3,434,231 shares, and 3,650,060 shares, respectively)	(58,916)	(63,747)
Total stockholders' equity	78,211	81,273
Total liabilities and stockholders' equity	$350,710	$324,025